EXHIBIT 99.1

Ad-hoc notification pursuant to Article 17 of Regulation (EU) No. 596/2014

ADTRAN Holdings, Inc.: Non-cash goodwill impairment for the first quarter 2024 in an estimated amount of $293 million; no impact on non-GAAP results and cash flow for the first quarter 2024

Huntsville, Alabama (United States of America). May 3, 2024 (CT)

In connection with the preparation of its consolidated financial statements for the first quarter of 2024, ADTRAN Holdings, Inc. (“Company”) today determined that a material charge for impairment to goodwill will be required for the first quarter of 2024. As a result, the Company expects to record a material non-cash goodwill impairment on the carrying amount of goodwill solely allocated to the Network Solutions segment in an estimated amount of $293 million. The quantitative impairment assessment was triggered as a result of factors such as a decrease in the Company’s market capitalization, cautious service provider spending due to economic uncertainty and continued customer inventory adjustments.

The impairment leads to an increased GAAP operating loss for the first quarter 2024 by the same amount. It will not, however, result in any current or future cash expenditure and has no impact on the Company’s GAAP revenue and the non-GAAP operating margin guided for the first quarter 2024. Additionally, the charge has no impact on the Company’s compliance with covenants under its credit agreement.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this ad hoc notification contain forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include, among other things, statements regarding the Company’s estimated goodwill impairment charge, the goodwill impairment’s impact on the Company’s financial statements and financial guidance, and related matters. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Our actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including risks relating to the final amount of our goodwill impairment charge, its impact on our financial statements, and the risks described in more detail in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as amended, and other documents on file with the Securities and Exchange Commission. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this filing, except as required by applicable law or regulation.

Published by

Adtran Holdings, Inc.

www.adtran.com

For media

Gareth Spence

+44 1904 699 358

public.relations@adtran.com

Notifying person and contact for investors

Steven Williams

+49 89 890 665 918

investor.relations@adtran.com